EXHIBIT 99.2 SUPPLEMENTAL FINANCIAL INFORMATION

The following additional financial information was disclosed in our conference call on April 24, 2003:

Business Outlook:

Revenues are expected to be flat in our fourth quarter of fiscal 2003 in comparison to our third quarter. Gross margin is expected to increase by 30 basis points due to sales from higher margin products. In addition, we expect research and development expenses to increase due to strong design activities. Selling, general and administrative expenses should be relatively flat. We are expecting our earnings per share to be $0.22 in our June quarter.

Business Updates:

In the first week of April, past our quarter end, we divested an additional 1.0 million shares of our investment in Maxtek Technology Inc, a distributor in Taiwan. This reduces our ownership to 5%.